Euronet Worldwide Letterhead
   Corporate Headquarters
4601 College Boulevard, Suite 300
   Leawood, Kansas 66211 USA
       1-913-327- 4200

                                  News Release
                                  ------------
For Immediate Release                                  Date: September 28, 2005


Media Contact:      Shruthi Dyapaiah 1-913-327-4 sdyapaiah@euronetworldwide.com
Investor Relations: IR Dept          1-913-327-4  investor@euronetworldwide.com


     Euronet Worldwide Announces Pricing of Convertible Debentures Offering

LEAWOOD, KANSAS-September 28, 2005-Euronet Worldwide, Inc. (Nasdaq: EEFT), announced today the pricing of $155 million aggregate principal amount of its Convertible Debentures due 2025, reflecting an increase in the previously announced aggregate offering size by $30 million. The debentures are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Euronet granted the initial purchaser an option to purchase up to an additional $20 million aggregate principal amount of the debentures. The private placement is expected to close on October 4, 2005.

The debentures will be unsecured obligations of Euronet, subordinated in right of payment to Euronet's credit facilities and any secured renewal, refinancing or replacement thereof, and will be convertible, under certain circumstances, into common stock of Euronet, at an initial conversion rate of 24.7036 shares per $1,000 principal amount of debentures, subject to adjustment. Interest on the debentures will be payable in cash at a rate of 3.50 percent per annum. The debentures may be redeemed by Euronet on or after October 20, 2012. Holders of debentures may on October 15, 2012, 2015 and 2020 and upon the occurrence of certain circumstances, have the right to require Euronet to repurchase some or all of their debentures. The debentures will mature on October 15, 2025.

Euronet intends to use the net proceeds of the offering for general corporate purposes, which may include share repurchases, acquisitions of non-US entities or other strategic investments.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Euronet, including whether or not Euronet will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by Euronet are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Euronet's control and the risk factors and other cautionary statements discussed in Euronet's filings with the U.S. Securities and Exchange Commission including but not limited to Euronet's Form 10-K for the period ended December 31, 2004 and its Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005. Copies of these filings may be obtained by contacting the company or the SEC. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.